Exhibit 99.1

[LOGO OF RADYNE]

                                  PRESS RELEASE

                    RADYNE REPORTS RECORD SALES AND EARNINGS

PHOENIX, AZ - February 13, 2006 - Radyne Corporation (Nasdaq: RADN), today reported record sales for the year and the fourth quarter ending December 31, 2005 of $103.3 million and $36.8 million respectively. Sales for the full year of 2005 grew 83% compared to 2004 sales of $56.6 million while during the fourth quarter sales increased 119% from the fourth quarter of 2004 when sales were $16.8 million.

The increase resulted from sales from recently acquired Xicom Technology, Inc. and continued growth in sales of the Company's pre-acquisition satellite electronics and broadcast equipment business. For the full year, excluding Xicom, sales related to the pre-acquisition businesses grew to $70.8 million or 25%. During the fourth quarter, the pre-acquisition satellite electronics and broadcast equipment sales were $22.7 million, an increase of 36%.

Xicom sales for the seven months and three months ended December 31, 2005 respectively were $32.8 million and $14.2 million.

Earnings from operations also set new records at $15.4 million for the full year of 2005, a 64% increase from $9.4 million for 2004 and, for the fourth quarter, $6.0 million compared to $3.2 million during the same period of 2004, an increase of 88%.

For the fourth quarter, earnings per fully diluted share ("EPS") were $0.24 compared to $0.18 for the fourth quarter of 2004. Earnings during the fourth quarter of 2005 included a charge of $365,000 resulting from the Company's decision to accelerate vesting of stock options previously awarded to employees. The quarter also included a tax benefit of $317,000 due to the recognition of deferred tax assets resulting from previously earned and unused R&D tax credits.

EPS for the full year was $0.60 for 2005 compared to $0.79 for 2004. Earnings during 2004 included a net tax benefit of $3.6 million which, in turn, included $4.1 million or $0.24 per diluted share due primarily to the reduction of a valuation allowance against deferred tax assets.

Bookings during the fourth quarter of 2005 were $35.0 million, a 68% increase over bookings of $20.8 million in the fourth quarter of 2004. At the end of the year, Radyne's backlog was $32.2 million compared to $9.6 million at the end of 2004. Bookings for the entire year were $107.2 million compared to $57.9 million for 2004. On a segment basis, for the fourth quarter, the Company's pre-acquisition satellite electronics and broadcast equipment segment booked $19.2 million and ended the period with a backlog of $12.2 million. Xicom booked $16.3 million and had an ending backlog of $20.4 million for the fourth quarter.

"2005 has been the best year ever for Radyne," commented Bob Fitting, CEO. "Our merger with Xicom and the strength of our products in worldwide markets have resulted in record sales and profitability. Signs point to even better performance in 2006".

At the end of the year, Radyne's cash balance was $16.9 million with $4.8 million in total debt compared to $39.3 million in cash and no debt at year-end 2004. Cash balances increased by $7.9 million during the quarter. Compared to year-end 2004, cash was reduced by the consideration for the Xicom acquisition. Consolidated Accounts Receivable increased to $20.3 million compared to $9.7 million at the beginning of the year. Consolidated Inventory was $18.1 million compared to $8.1 million at the beginning of 2005. Compared to the end of the third quarter, inventory dropped by $239,000. During the second half of 2005, the period including Xicom Technology, the Company's inventory levels dropped 4.6% or $880,000.

Radyne will be holding a conference call today, Monday, February 13, 2006 at 4:30 p.m. EDT to discuss its third quarter 2005 financial results and operational highlights. The call is open to the public. The domestic dial in number is 1-800-573-4754 and the international dial in number is +1-617-224-4325. The conference will also be accessible via the Internet at www.radn.com and www.earnings.com.

ABOUT RADYNE CORPORATION
Radyne Corporation designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The Company, through its Tiernan subsidiary, is a supplier of HDTV and SDTV encoding and transmission equipment. The Xicom Technology subsidiary is a producer of high power amplifiers for communications applications. Radyne is headquartered in Phoenix, Arizona, has manufacturing facilities in Phoenix, Arizona; and San Diego, and Santa Clara, California and sales offices in Singapore, Beijing, Jakarta and the United Kingdom. The Company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information, visit our web site at www.radn.com. Additional information on Xicom is available at www.xicomtech.com.

Contact: Malcolm Persen, Chief Financial Officer, 602.437.9620

SAFE HARBOR PARAGRAPH FOR FORWARD-LOOKING STATEMENTS

This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") and Radyne Corporation claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne Corporation and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," "intends" or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include expectations for future revenues, orders and backlog, cash flow and earnings per share and indications that the Company will benefit from strong market demand for its new products. There is no assurance that the Xicom acquisition will continue to provide desirable financial or strategic results for the Company nor that the Company's sales and profits will continue to grow. We cannot guarantee that the Company will continue to generate cash and asset and sales fluctuations may be seasonal in nature and not an indication of future results. There can be no assurance that the indicators that the Company relies on to gauge future business prospects, such as backlog and bookings, will accurately forecast future results.

Factors that may affect forward-looking statements and the Company's business generally include but are not limited to the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical raw materials, excess or shortage of production capacity, and other risks discussed from time to time in the Company's SEC filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.

Forward-looking statements speak only as of the date the statement was made. Radyne Corporation does not undertake and specifically declines any obligation to update any forward-looking statements. In addition, the Company does not endorse any projections regarding future performance that may be made by third parties.

Financial Statements follow.

                               RADYNE CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                    UNAUDITED

                                                            DECEMBER 31,    DECEMBER 31,
                                                                2005            2004
                                                            -------------   -------------
                          ASSETS
CURRENT ASSETS:
      Cash and cash equivalents                             $      16,928   $      39,300
      Accounts receivable - trade, net of allowance for
         doubtful accounts of $841 and $350, respectively          20,337           9,728
      Inventories                                                  18,057           8,132
      Deferred tax assets                                           3,010           2,218
      Prepaid expenses and other assets                               862             846
                                                            -------------   -------------
         Total current assets                                      59,194          60,224

Goodwill                                                           30,333               -
Intangibles                                                         6,706               -
Deferred tax assets, net                                                -           3,445
Property and equipment, net                                         4,098           1,593
Other assets                                                          295             154
                                                            -------------   -------------
          Total Assets                                      $     100,626   $      65,416
                                                            =============   =============

           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
      Accounts payable                                      $       5,054   $       1,566
      Accrued expenses                                              9,045           4,835
      Customer advance payments                                     2,319             149
      Current portion of long-term debt                             1,000               -
      Income taxes payable                                            609             242
                                                            -------------   -------------
         Total current liabilities                                 18,027           6,792

Long-term debt, less current portion                                3,750               -
Deferred tax liability                                                752               -
Deferred rent                                                         413             284
Accrued stock option compensation                                      46             146
                                                            -------------   -------------
         Total liabilities                                         22,988           7,222
                                                            -------------   -------------

STOCKHOLDERS' EQUITY:
      Common stock; $.001 par value - authorized,
      50,000,000 shares; issued and outstanding,
      17,334,467 shares and 16,232,999 shares,
      respectively                                                     17              16
      Additional paid-in capital                                   63,171          54,414
      Retained earnings                                            14,448           3,764
      Other comprehensive income                                        2               -
                                                            -------------   -------------
         Total stockholders' equity                                77,638          58,194
                                                            -------------   -------------
          Total Liabilities and Stockholders' Equity        $     100,626   $      65,416
                                                            =============   =============

                               RADYNE CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                    UNAUDITED

                                                             THREE MONTHS ENDED             YEAR ENDED
                                                                DECEMBER 31,               DECEMBER 31,
                                                          ------------------------    ------------------------
                                                             2005          2004          2005          2004
                                                          ----------    ----------    ----------    ----------
Net sales                                                 $   36,795    $   16,778    $  103,263    $   56,578
Cost of sales                                                 20,914         7,238        57,251        26,435
                                                          ----------    ----------    ----------    ----------
      Gross profit                                            15,881         9,540        46,012        30,143
                                                          ----------    ----------    ----------    ----------
OPERATING EXPENSES:

   Selling, general and administrative                         7,121         5,025        21,777        15,420
   Research and development                                    2,766         1,365         8,824         5,330
                                                          ----------    ----------    ----------    ----------
      Total operating expenses                                 9,887         6,390        30,601        20,750
                                                          ----------    ----------    ----------    ----------
Earnings from operations                                       5,994         3,150        15,411         9,393

OTHER (INCOME) EXPENSE:

   Interest expense                                               85            15           252            29
   Interest and other income                                    (120)         (187)         (665)         (492)
                                                          ----------    ----------    ----------    ----------
Earnings before income taxes                                   6,029         3,322        15,824         9,856
  Income tax expense (benefit)                                 1,739           346         5,138        (3,644)
                                                          ----------    ----------    ----------    ----------
Net earnings                                              $    4,290    $    2,976    $   10,686    $   13,500
                                                          ==========    ==========    ==========    ==========
EARNINGS PER SHARE:

      Basic                                               $     0.25    $     0.18    $     0.63    $     0.83
                                                          ==========    ==========    ==========    ==========
      Diluted                                             $     0.24    $     0.18    $     0.60    $     0.79
                                                          ==========    ==========    ==========    ==========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:

      Basic                                                   17,147        16,222        16,838        16,357
                                                          ==========    ==========    ==========    ==========
      Diluted                                                 18,199        16,855        17,707        17,136
                                                          ==========    ==========    ==========    ==========